Exhibit 99.1

First Reliance Announces 3rd Quarter

Pre-Tax Income of $1.3 Million - Up 83%

          FLORENCE, S.C., Oct. 17 /PRNewswire-FirstCall/ -- First Reliance Bancshares, Inc., (OTC Bulletin Board: FSRL), the holding company for First Reliance Bank, today announced 3rd quarter 2006 unaudited pre-tax income of $1.3 million, an increase of $581,511, or 83%, compared to $696,754 reported the third quarter of 2005.

          Unaudited net income for the three months ended September 30, 2006 increased 76%, to $865,196, as compared to $490,428 reported in the prior-year period. Earnings benefited from strong growth in both net interest income and non-interest income. Specifically, net interest income increased 22% to $4.5 million in the third quarter of 2006, while non-interest income increased by 55% to $1.2 million. Basic earnings per share grew 95%, to $0.25, an increase of $0.12 from the $0.13 reported in the prior year period.

          Net Income for the nine months ended September 30, 2006 grew 73% to $2.3 million, or $0.65 per diluted share, compared to $1.3 million, or $0.24 per diluted share, for the third quarter of 2005.  As was the case with the quarterly results, the higher profitability was driven primarily by higher net interest income, which increased to 26% to $11.8 million, and noninterest income, which increased 67% to 3.4 million.

          As of September 30, 2006, total assets were $448.6 million, an increase of $64.5 million or 17%, over the $384.1 million reported for September 30, 2005. Loans increased 17% to $356.1 million, funded primarily by growth in deposits. Deposits increased to $373.4 million, up 20% from $312.4 million reported the prior year period.

          “First Reliance Bank generated strong results for the 3rd quarter of 2006, and I am excited to report our tremendous growth in earnings and revenues, as well as our record number of loans and deposits,” said Rick Saunders, President and CEO.  “This strong and well balanced growth was driven by the focus on our Easy-To-Do-Business-With(TM) and There’s More to Banking Than Money(TM) banking initiatives and fundamentals.  These standards, along with our NO FEE ATMS and our extended banking hours create a convenient banking experience for our customers.  Our ongoing advances in service excellence and innovation have led to a record number of accounts opened this quarter and a continuous growth in services per household.”

          “First Reliance remains committed to our customers, community, and employees.  Our efforts in providing employee excellence and satisfaction were recently rewarded when our employees, in a statewide survey, rated our bank as a great place to work.  Results of the survey earned our bank recognition as one of the Top 15 Best Places to Work in South Carolina (Chamber of Commerce),” commented Saunders.  “We are also excited to announce that we have been recognized as one of The Top 25 Fastest Growing Companies(TM) in South Carolina for 2006.  2006 marks the fourth year that we have received this honor.  Much of our success would not have been possible without the hard work and dedication of each and every one of our employees.”

          “Although the banking industry is constantly faced with many challenges, I am certain and optimistic that our positive trends in growth and acquisition will position us to meet and exceed our strategic goals for the year,” commented Jeff Paolucci, Senior Vice President and CFO.  “First Reliance Bank generated record growth in revenue and earnings.  We are excited about extending our brand to customers throughout South Carolina as we continue to focus our efforts on expansion opportunities.  Our tremendous growth has spurred the need for not only an additional operational facility, but new branches in Irmo, Lexington, and Charleston.”

          “The positive gains realized in the 2nd quarter continued throughout the 3rd quarter, as Low Cost/No Cost deposits increased to $65.6 million, a $6.5 million increase over the $59.1 million reported the prior year period quarter.  Low Cost/No Cost deposits now represent 18% of total deposits. Total deposits for the 3rd quarter were $373.4 million, due much to our Totally Free Checking and Totally Free Business programs,” noted Paolucci.

          The Company’s one bank subsidiary, First Reliance, has been recognized for its success including being the only bank ever to be named to The Top 25 Fastest Growing Companies(TM) in South Carolina four times including 2006 (ElliottDavis.)  First Reliance Bank operates in five locations with Totally FREE Checking, Totally FREE Business, FREE coin machines, 5 Way Mortgage Service Promises and 8-8 Extended Hours in their Florence location.

          Based in Florence, South Carolina, First Reliance Bancshares, Inc., is a bank holding company with approximately $450 million in assets as of September 30, 2006. First Reliance Bank, which was opened in 1999, is the Company’s sole operating subsidiary. The bank has two branch locations and a Technology Center in Florence, SC.  In addition, the bank’s aggressive statewide growth strategy includes current branches in Lexington, Mount Pleasant and downtown Charleston SC.  During the fourth quarter of 2005, the bank acquired its third Charleston branch site located at 2031 Sam Rittenberg Blvd. Charleston, SC. Additional branch expansions over the next 24 months include new sites located in North Charleston, the Midlands Region, and the Upstate Region.  The Company’s stock is traded on the OTC Bulletin Board under the symbol FSRL.OB. Information about the Company is available on our website at www.firstreliance.com.

          This press release contains forward-looking statements about branch openings within the meaning of the Securities Litigation Reform Act of 1995. Forward-looking statements give our expectations or forecasts of future events.

          Any or all of our forward-looking statements here or in other publications may turn out to be incorrect. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Many such factors will be important in determining our actual future results. Consequently, no forward- looking statements can be guaranteed. Our actual results may vary materially, and there are no guarantees about the performance of our stock. We undertake no obligation to correct or update any forward-looking statements, whether as a result of new information, future results or otherwise. You are advised, however, to consult any future disclosures we make on related subjects in our reports to the SEC.

          Contact Jeffrey A. Paolucci, Senior Vice President and Chief Financial Officer, (843) 674-3250

Income Statement

	Nine Months Ended September 30,		Three Months Ended September 30,

	2006	2005	2006	2005

INTEREST INCOME
Loans & Fees	21,274,745	15,246,458	7,794,896	5,711,583
Investment Securities
Taxable	782,599	529,973	252,059	178,495
Tax-Exempt	477,460	400,923	162,552	147,302
Federal Funds Sold	514,916	240,234	239,121	163,834
Other Interest Income	95,303	63,844	36,150	26,944
Total Interest Income	$23,145,023	$16,481,432	$8,484,778	$6,228,158
INTEREST EXPENSE
Time Deposits over $100,000	3,395,663	2,487,182	1,267,808	933,601
Other Deposits	5,560,118	2,772,156	2,187,338	1,158,179
Other Interest Expense	1,256,653	983,802	482,954	417,424
Total Interest Expense	$10,212,434	$6,243,140	$3,938,100	$2,509,204
Net Interest Income	$12,932,589	$10,238,292	$4,546,678	$3,718,954
Provision for Loan Losses	$(1,167,991)	(1,016,545)	(477,205)	(450,393)
Net Interest Income after Provision	$11,764,598	$9,221,747	$4,069,473	$3,268,561
NON-INTEREST INCOME
Service Charges on Deposit Accounts	1,225,798	1,020,408	451,211	345,961
Gain/(Loss) on Sale of Mortgage Loans	1,445,891	571,297	506,710	262,308
Brokerage Fees	97,226	122,294	37,451	52,398
Credit Life Insurance Commissions	19,365	22,598	8,757	7,321
Other Charges, Commissions & Fees	192,873	148,478	66,999	51,693
Gain/(Loss) on Sale of Securities AFS	—	—	—	—
Gain/(Loss) on Sale of Other Real Estate	23,529	(66,815)	5,872	(3,474)
Gain/(Loss) on Sale of Fixed Assets	(13)	(287)	—	—
Other	419,451	229,373	155,897	80,361
Total	$3,424,120	2,047,346	$1,232,897	$796,568
NON-INTEREST EXPENSE
Salaries & Benefits	6,872,949	5,486,807	2,373,243	1,908,637
Occupancy	844,153	642,838	282,565	260,767
Furniture & Equipment Related	512,991	523,862	153,718	163,398
Other Operating	3,701,395	2,772,251	1,214,579	1,035,573
Total	11,931,488	9,425,758	$4,024,105	$3,368,375
Income Before Tax	$3,257,230	$1,843,335	$1,278,265	$696,754
Income Tax Expense	995,415	537,905	413,069	206,326
Net Income	$2,261,815	$1,305,430	$865,196	$490,428
Basic Earnings per Share	$0.67	$0.25	$0.25	$0.13
Diluted Earnings per Share	$0.65	$0.24	$0.25	$0.13

Balance Sheet

	September 30 2006	September 30 2005	December 31 2005

	(Unaudited)	(Unaudited)	(Audited)
ASSETS
Cash & Cash Equivalent
Cash & Due From Banks	4,921,941	7,422,370	7,264,897
Federal Funds Sold	11,061,000	18,057,000	22,442,000
Total Cash & Cash Equivalents	$15,982,941	$25,479,370	$29,706,897
Investment Securities
Securities AFS	36,073,452	32,183,744	37,121,479
Non-marketable Equity Securities	2,136,350	1,925,850	1,745,850
Investment in Trust	310,000	310,000	310,000
Total Investment Securities	$38,519,802	$34,419,594	$39,177,329
Loans Held For Sale	$9,580,370	$5,734,851	$7,994,603
Loans Receivable	360,080,594	306,521,359	311,544,385
Less Allowance for Loan Losses	(3,961,005)	(3,372,891)	(3,419,368)
Loans, Net	$356,119,589	$303,148,468	$308,125,017
Premises, Furniture, & Equipment, net	11,928,161	7,540,764	10,020,537
Accrued Interest Receivable	2,263,822	1,758,883	2,189,742
Other Real Estate Owned	1,610,985	340,350	345,550
Cash Surrender Value Life Insurance	10,026,407	3,717,417	3,752,165
Other Assets	2,563,360	1,994,888	1,726,044
Total Assets	$448,595,437	$384,134,585	$403,037,884
LIABILITIES
Deposits
NIB Transaction Accounts	40,988,616	37,648,488	39,222,574
IB Transaction Accounts	30,442,146	22,786,963	29,437,107
Savings	82,545,388	78,137,005	79,663,175
Time Deposits $100,000 & Over	117,579,499	108,682,388	113,268,921
Other Time Deposits	101,807,719	65,157,163	72,845,121
Total Deposits	$373,363,368	$312,412,007	$334,436,898
Securities Sold Under Agreements to Repurchase	7,457,270	3,375,260	3,859,904
Fed Funds Purchased	—	—	—
Advances from FHLB	22,500,000	27,500,000	23,500,000
Jr. Subordinated	10,310,000	10,310,000	10,310,000
Accrued Interest Payables	700,496	461,804	446,303
Other Liabilities	1,264,356	1,056,065	834,144
Total Liabilities	$415,595,490	$355,115,136	$373,387,249
SHAREHOLDER’S EQUITY:
Common Stock, $0.01 per value; 20,000,000 shares authorized, 3,409,259 and 3,306,117 shares issued and outstanding at September 30, 2006 and December 31, 2005, respectively
Common Stock	34,161	32,819	33,061
Capital Surplus	25,126,679	23,934,071	24,127,329
Restricted Stock	(74,979)	—	—
Retained Earnings	7,873,379	4,969,731	5,611,847
Accumulated Other Comprehensive Income	40,707	92,724	(111,706)
Pershing Treasury Stock	—	(9,896)	(9,896)
Total Shareholder’s Equity	$32,999,947	$29,019,449	$29,650,635
TOTAL LIABILITIES & SHAREHOLDER’S EQUITY	$448,595,437	$384,134,585	$403,037,884

SOURCE  First Reliance Bancshares, Inc.
     -0-  10/17/2006
     /CONTACT:  Jeffrey A. Paolucci, Senior Vice President and Chief Financial Officer of First Reliance Bank, +1-843-674-3250, or jpaolucci@firstreliance.com/
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     (FSRL.OB)